Putnam Equity Income Fund
5/31/13 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  32,523
        Class B	  769
        Class C   1,154
	Class M   342

72DD2   Class R   839
        Class R5  *
        Class R6  *
        Class Y   12,616

* Amount represents less than 1

73A1    Class A	  0.216
        Class B	  0.149
        Class C   0.152
	Class M   0.173

73A2    Class R   0.193
        Class R5  0.249
        Class R6  0.257
        Class Y   0.238

74U1    Class A	  154,479
        Class B	  5,041
        Class C   8,408
        Class M	  2,005

74U2    Class R   4,551
        Class R5  1
        Class R6  1,387
        Class Y   55,377

74V1    Class A	  19.70
        Class B	  19.51
        Class C   19.53
	Class M   19.50

74V2    Class R   19.58
        Class R5  19.72
        Class R6  19.72
        Class Y   19.71


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.